Exhibit 10.19

December 18, 2022

Beatrice Ordonez *****

Dear Bea,

On behalf of Payoneer Inc. (“Payoneer” or the “Company”), I am pleased to offer you the position of Chief Financial Officer (CFO) of Payoneer Global Inc. (“Parent”), under the employ of Company, reporting to Parent’s Co-CEO, John Caplan. Subject to Parent finalizing the applicable transition and separation arrangements with Parent’s current CFO, you will be appointed to the position of Chief Financial Officer of Parent on or about March 1, 2023 and prior to that, you will serve as Deputy Chief Financial Officer (Deputy CFO). We believe you will add substantially to the team and contribute greatly to the ultimate success of Payoneer.

The principal terms of our offer for your employment with the Company are as set forth below:

1.	Position: Full-time, Deputy Chief Financial Officer of Parent, until appointment as Chief Financial Officer on or about March 1, 2023.

2.	Start Date: On or about January 16, 2023, or other mutually agreed-upon date, subject to your satisfaction of the requirements set forth in paragraph 10 hereof.

3.	Compensation:

a.	Base Salary: Your annual base salary will be USD $450,000 per year, less applicable taxes and withholdings, and payable in accordance with the Company’s standard payroll schedule. As an exempt employee, you will be paid your salary for all hours worked in a given workweek and will not be eligible for overtime.

b.	Bonus: The Company shall pay you an annual performance bonus, targeted at 100% of your annual salary, based on the Parent’s achievement of certain financial targets and milestones as determined reasonably by the Compensation Committee of the Board and payable, if any, at the end of every budget year, commencing with respect to calendar year 2023. You shall be eligible to receive a pro-rata portion of the performance bonus to the extent earned in any year you perform services for the Company or Parent for less than a full year, in accordance with the portion of the year during which your services were performed (unless your services were not performed for the full year due to the termination of your employment by the Company for Cause or your resignation other than for Good Reason), and further, provided you are employed by the Company at the end of the bonus pay cycle for such budget year, the Company shall pay earned performance bonuses to you at the same time as performance bonuses are paid to other Parent executives.

c.	Equity: You will receive the following grant of RSUs under the Payoneer Global Inc. Omnibus Incentive Plan (the “Plan”), with each RSU representing a right to receive one share of Parent (NASDAQ: PAYO) common stock (the “PAYO Stock”), subject to the approval of the Compensation Committee of Payoneer Global Inc.’s Board of Directors, the terms of the Plan and any RSU agreement/notice of grant, which will be granted to you as soon as reasonably practicable after the Start Date:

i.	1,750,000 RSUs (the “Time-Vesting RSUs”), which will vest under the following schedule: 25% of the Time-Vesting RSUs will vest on the first anniversary of the Start Date and the remaining 75% of the Time-Vesting RSUs will vest quarterly over the subsequent three-year period thereafter.

ii.	600,000 RSUs (the “Performance-Vesting RSUs”), which will vest upon the achievement of both the Time-Vesting Condition and the respective Performance- Vesting Conditions. The Time-Vesting Condition will be satisfied pursuant to the following schedule (the “Time-Vesting Condition”): 25% of the Performance-Vesting RSU will vest on the first anniversary of the Start Date, and the remaining 75% will vest quarterly over the subsequent three-year period thereafter. The Performance-Vesting Condition with respect to 200,000 of the Performance-Vesting RSUs shall be satisfied upon the achievement of a PAYO Stock price performance target of $10.00, the Performance-Vesting Condition with respect to 200,000 of the Performance-Vesting RSUs shall be satisfied upon the achievement of a PAYO Stock price performance target of $15.00, and the Performance-Vesting Condition with respect to 200,000 of the Performance-Vesting RSUs shall be satisfied upon the achievement of a PAYO Stock price performance target of $20.00 (each a “Performance-Vesting Condition”). Each said PAYO Stock price performance target shall be deemed achieved if the closing market price of PAYO Stock is equal to or greater than the respective PAYO Stock price performance target for any 20 out of 30 consecutive trading days, occurring on or before January 8, 2028.

iii.	Except as provided below, any vesting of RSUs as set forth above shall be subject to your continued employment with the Company through the applicable vesting date under (i) and (ii) above and through the date that the applicable PAYO Stock price performance target is achieved.

Notwithstanding the terms of any document to the contrary, (i) in the event that a “Change in Control” (as defined in the Plan) occurs during your employment with the Company or an affiliate, fifty (50%) of the then outstanding unvested RSUs and your other issued equity compensation awards shall vest effective as of the closing date of the Change in Control, and (ii) in the event that (a) a Change in Control occurs or any other similar event pursuant to which the company has terminated the RSUs and/or your other stock awards (without consideration sufficient to cover the value of the RSUs and/or other stock awards) occurs, and (b) the surviving corporation or the acquiring corporation fails to either (A) assume any or all of your RSUs and/or other stock awards or (B) substitute awards of similar value for your RSUs and/or other stock awards (it being understood that similar awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or the Parent, as the case may be, pursuant to the Change in

Control or other such event), then one hundred percent (100%) of the unvested portion of the RSUs and your other stock awards shall immediately vest as of the date immediately preceding the Change in Control or other such event.

In the event of a Change in Control, and if your employment is terminated by the Company or the successor company without Cause or you resign for Good Reason, in each case as of or within 3 months before to 12 months following the closing of the Change in Control, all of your then outstanding unvested RSUs and your other equity compensation awards shall vest effective as of the date immediately preceding the date of your termination of employment.

d.	Signing Bonus. You will be paid a signing bonus of $1,200,000 (the “Signing Bonus”), less applicable taxes and withholdings, within 30 days of the Start Date. In the event that you voluntarily terminate your employment with the Company without Good Reason within the first 12 months from the Start Date, or if the Company terminates your employment for Cause (as defined below) within 12 months from the Start Date, you will repay the gross amount of the Signing Bonus to the Company as promptly as possible following the termination date of your employment and no later than the 30th day thereafter.

4.	Benefits/Indemnification: As a full-time employee, you will be eligible to receive health insurance for yourself and your immediate family (i.e., spouse and children below the age of 26) and participate in any employee benefit plans offered to other full-time employees, subject to the eligibility requirements and terms of any such plans. In addition, you will be entitled to 20 days of paid vacation days in accordance with the Company’s vacation policy, as in effect from time to time. You will also be entitled to sick leave in accordance with the Company’s sick leave policy, as in effect from time to time, and in accordance with applicable law. A full benefits package will be sent to you under separate cover. The Company reserves the right to amend, modify or terminate such benefit plans and policies at its sole discretion. During the Employment Term and thereafter, the Company agrees that it and/or the Parent shall enter into an indemnification agreement and be provided with Directors & Officers liability insurance coverage in substantially the same form and under the same insurance coverage provided to the Parent’s other most senior executive officers.

5.	Expenses: The Company will reimburse you for reasonable and necessary expenses incurred by you in furtherance of the Company’s business in accordance with the Company’s business and travel policy as may be in effect from time to time.

6.	Termination of Employment: Employment with the Company is for no specific period of time. You or the Company each have the right to terminate your employment at any time by advance written notice to the other of one hundred eighty (180) days, except if you terminate for Good Reason in which case you shall have the right to terminate your employment by advance written notice of thirty

(30) days to the Company within ninety (90) days of the occurrence of the Good Reason event. In the event of your termination by the Company without Cause or your resignation for Good Reason, subject to the last sentence of this paragraph 6, (a) the Company will continue to pay you, in accordance with the Company’s customary payroll practices and policies, your base salary then in effect for twelve months following the date of written notice of termination or resignation, (b) continue to cover the cost of your participation in the Company’s benefit plans and company-paid health insurance plans for twelve (12) months following the date of written notice of termination or resignation, and (c) your then outstanding equity awards will continue to vest during such twelve month period. The Company shall have the right, in its discretion, to ask that you cease work during all or part of the notice period set forth above. Notwithstanding the foregoing, the Company shall be entitled to terminate your employment with immediate effect and without any prior notice for Cause. For the purpose hereof, (i) “Cause” shall exist in case of (a) your conviction of, or plea of “guilty” or nolo contendere to a felony or any crime involving moral turpitude, (b) your willful misconduct with regard to your essential duties or responsibilities in regard to the business, assets or employees of the Company, (c) your indictment or conviction of a crime of theft, embezzlement, dishonesty or fraud with regard to the Company, (d) any other material breach by you of this offer letter or your non- disclosure, non-compete or invention assignment agreement, and/or (e) any material breach of your duties, provided, however, that in the case of clauses (b), (d) or (e) no such breach or conduct shall constitute Cause unless the Company first provides you with written notice of such breach or conduct and, to the extent curable, is cured within 15 days of such notice; and (ii) “Good Reason” shall mean any of the following events that remain uncured for a period of thirty days following your written notice of such event to the Company, provided by you to the Company within ninety (90) days of the occurrence of such event in each case without your express written consent : (a) a material diminution in your position, title, authority, duties or responsibilities as Chief Financial Officer of the Company (following your appointment to such position), without your prior written consent (other than a change effected in connection with the integration of the operations of the Company into the operations of any acquirer in connection with a sale event in which there is no material adverse change in your authorities, duties and responsibilities following such sale event); (b) a reduction in your base salary or bonus opportunity other than a reduction in base salary or bonus opportunity that shall not exceed 15% in the aggregate, that also is applied to substantially all of Parent’s other senior executive officers, (c) an involuntary relocation of your then current principal place of business to a location more than thirty-five (35) miles from your then current principal place of business, (d) any other action or inaction that constitutes a material breach by the Company or Parent of this agreement, (e) the compensation committee fails to approve the grant of equity described in this agreement within forty- five (45) days of Start Date set forth in paragraph 2 or (f) Parent’s failure to appoint you as its Chief Financial Officer by March 31, 2023. Payment made by the Company during the period as aforesaid shall be subject to your execution and non-revocation of a general release of claims against the Company in the form attached as Appendix A hereto.

7.	Confidentiality: Both during and after your employment, you have a personal responsibility to protect and maintain the confidentiality of information belonging or relating to Payoneer, its affiliates and their clients. Accordingly, you must not, except in the proper performance of your job duties or as required by law, use or exploit, or disseminate, disclose or divulge to any firm, corporation, association or other business entity any proprietary or confidential information in whatever form in which you may have acquired it in the course of your employment concerning the business, affairs, finances, clients, or relationships of Payoneer or its affiliates, or any of its or their suppliers, agents or clients. You must use your best efforts to prevent the unauthorized publication or disclosure of any such confidential or proprietary information. This obligation will continue after your employment ends, unless and until any such information comes into the public domain (other than through any breach by you). You acknowledge that the use and distribution of information learned in the course of your employment could contravene applicable law and regulations. Confidential information includes all information that reasonably would be regarded as confidential (including without limitation, customer names, customer contact details, customer financial information, sales and marketing plans, business plans of Payoneer or its affiliates or any documents or information marked as confidential). When you leave the Company’s employment you must return: (i) all items of Payoneer property, including but not limited to all Payoneer confidential information (including copies), smartphones, building or office access cards, keys, computer equipment, files, documents, records, software and databases; and (ii) any other information in your possession which relates to the Company’s clients or business. If requested, you must sign an undertaking that you have complied with the terms of this provision. You will also be required, as a condition of your employment, to sign the Company’s standard Employee Confidentiality and Non-Disclosure Agreement. It is agreed that you may be provided with and/or have access to certain confidential and proprietary information of Payoneer prior to the Start Date, and that the provisions of this paragraph as well as the said Confidentiality and Non-Disclosure Agreement will apply to any information so provided or accessed.

8.	Compliance with Company Policies. You agree to comply fully with all of the Company’s policies and procedures as may be in effect from time to time. Failure to do so shall be grounds for disciplinary action, up to and including termination of employment. You acknowledge that in the course of disclosure of information as set forth in paragraph 7 above, Payoneer may make available certain information that has not yet been disclosed to or filed with the applicable securities authority by Parent. You acknowledge and agree that using or sharing such information and/or utilizing it to your benefit may cause Payoneer and/or Parent to be in violation of applicable securities laws. You further undertake and agree to procure that you or anyone on your behalf shall not utilize such information in a way which may be considered ‘insider trading’ or in any way which may be considered a violation of applicable securities laws.

9.	Representations. In the event that contractual restrictions with respect to your prior employers or other third parties prohibits your employment by Payoneer in the role of CFO, it may be grounds for termination of your employment without the obligation to pay you severance under Section 6 or require any additional vesting of outstanding equity awards. You further represent that you will not possess or use, during your employment with the Company, any confidential or proprietary information, including, but not limited to, documents, files, disks, or other materials, belonging to your former employer or any other third party, which you are otherwise prohibited from using in connection with your employment with the Company. Finally, you represent that you have not made any misrepresentations or omissions in the course of your application for employment with the Company.

10.	Contingencies: The Company hereby acknowledges the receipt of satisfactory references and the successful completion of its checking of such references. This offer of employment is contingent upon all of the following:

●Your execution of the Company’s Confidentiality and Non-Disclosure Agreement;
●	Your provision to the Company of documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated; and

●	The Company’s acknowledgement of the successful completion of a customary background check for financial institutions by a third-party vendor.

11.	Section 409A. The intent of the parties is that the payments and benefits under this offer letter comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the date hereof (“Section 409A”), and, accordingly, to the maximum extent permitted, this offer letter shall be interpreted to be in compliance therewith. Notwithstanding any provision to the contrary herein, (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to paragraph 6 unless the termination of your employment constitutes a “separation from service” within the meaning of Section 1.409A-

1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, your right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in- kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding anything in this offer letter to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent that delayed commencement of any portion of the compensation to which you are entitled hereunder, or any other written agreement with the Company, is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you shall be paid as otherwise required under this offer or such other written agreement.

12.	Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflicts of law principles. This letter, along with the Employee Confidentiality and Non-Disclosure Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by written agreement signed by an authorized representative of the Company and you.

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To accept the Company’s offer, please sign and date this letter in the space provided below. I look forward to your favourable reply and to working with you at Payoneer.

Sincerely,

/Scott Galit/Dec 18, 2022

Scott Galit, CEO Payoneer Inc.

Date

ACCEPTED:

/Bea Ordonez/Dec 18, 2022

Bea OrdonezDate

Appendix A

[Omitted]